EXHIBIT 2(a)(ii)

SECOND ARTICLES OF AMENDMENT AND RESTATEMENT
OF
NEUBERGER BERMAN NEXT GENERATION CONNECTIVITY FUND INC.

FIRST:  Neuberger Berman Next Generation Connectivity Fund Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter (the “Charter”) as currently in effect and as hereinafter amended.
SECOND:  The following provisions are all the provisions of the charter of the Corporation currently in effect and as hereinafter amended:
ARTICLE I
NAME OF CORPORATION

The name of the Corporation is “Neuberger Berman Next Generation Connectivity Fund Inc.”
ARTICLE II
CORPORATE PURPOSES AND POWER

Section 2.1.          To conduct, operate and carry on the business of a closed-end, management investment company, registered as such with the Securities and Exchange Commission (“SEC”) pursuant to the Investment Company Act of 1940, as amended (“1940 Act”); and
Section 2.2.          To exercise and enjoy all powers, rights, and privileges granted to and conferred upon corporations by the Maryland General Corporation Law (“MGCL”) now or hereafter in force, including, without limitation:

1.
To hold, invest, and reinvest the funds of the Corporation, and to purchase, subscribe for or otherwise acquire, hold for investment, trade and deal in, sell, assign, negotiate, transfer, exchange, lend, pledge or otherwise dispose of, or turn to account or realize upon securities of any corporation, company, association, trust, firm, partnership, limited liability company, or other organization however or whenever established or organized, as well as securities issued by the United States Government, the government of any state, municipality, or other political subdivision, foreign governments, supranational entities, or any other governmental or quasi-governmental agency, instrumentality, or entity.  For the purposes of these Articles of Incorporation, as the same may be supplemented or amended (“Articles”), without limiting the generality thereof, the term “securities” includes: stocks, shares, units of beneficial interest, partnership interests, limited liability company interests, leases, bonds, debentures, time notes and deposits, notes, mortgages, and any other obligations or evidence of indebtedness; any certificates, receipts, warrants, options, futures or forward contracts, or other instruments representing rights or obligations to receive, purchase, subscribe for or sell the same, or evidencing or representing any other direct or indirect right or interest, including all rights of equitable ownership, in any property or assets; and any negotiable or non-negotiable instruments including money market instruments, bank certificates of deposit, finance paper, commercial paper, bankers’ acceptances, and all types of repurchase and reverse repurchase agreements; interest rate, currency or other swap contracts or protection instruments; and all types of derivative contracts, derivative instruments and synthetic securities;

2.
To enjoy all rights, powers, and privileges of ownership or interest in all securities held by the Corporation, including the right to vote and otherwise act with respect to the preservation, protection, improvement, and enhancement in value of all such securities;

3.
To issue and sell shares of its own capital stock, including shares in fractional denominations, and securities which are convertible or exchangeable, with or without the payment of additional consideration, into such capital stock in such amounts and on such terms and for such amount or kind of consideration (including securities) now or hereafter permitted by the laws of the State of Maryland and by these Articles as its Board of Directors may, and is hereby authorized to, determine;

4.
To purchase, repurchase or otherwise acquire, hold, dispose of, resell, transfer, reissue, or cancel shares of its own capital stock in any manner and to the extent now or hereafter permitted by the laws of the State of Maryland and by these Articles;

5.
To transact its business, carry on its operations, have one or more offices, and exercise all of its corporate powers and rights in any state, territory, district, and possession of the United States, and in any foreign country;

6.
To aid by further investment any issuer of which the Corporation holds any obligation or in which it has a direct or indirect interest, to perform any act designed to protect, preserve, improve, or enhance the value of such obligation or interest, and to guarantee or become a surety on any or all of the contracts, stocks, bonds, notes, debentures, and obligations of any corporation, company, trust, association, partnership, firm, or other entity; and

7.
To generally transact any business in connection with or incidental to its corporate purposes, and to do everything necessary, suitable, or proper for the accomplishment of such purposes or for the attainment of any object or in furtherance of any purpose set forth in these Articles, either alone or in association with others.

Section 2.3.          Incident to meeting the purposes specified above, the Corporation shall also have the power, without limitation:
1.	To make contracts and guarantees, incur liabilities and borrow money;
2.	To sell, lease, exchange, transfer, convey, mortgage, pledge, and otherwise dispose of any or all of its assets;
3.	To acquire by purchase, lease or otherwise, and take, receive, own, hold, use, employ, improve, dispose of and otherwise deal with any interest in real or personal property, wherever located; and
4.
To buy, sell, and otherwise deal in and with commodities, indices of commodities or securities, and foreign exchange, including the purchase and sale of options contracts, forward contracts, futures contracts and options on futures contracts related thereto, subject to any applicable provisions of law.

Section 2.4.          The foregoing clauses shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article of the charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the general laws of the State of Maryland.
ARTICLE III
ADDRESS OF PRINCIPAL OFFICE

The address of the principal office of the Corporation in the State of Maryland is CSC–Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.
ARTICLE IV
NAME AND ADDRESS OF RESIDENT AGENT

The name and address of the resident agent of the Corporation in the State of Maryland is CSC–Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.  Said resident agent is a Maryland corporation.
ARTICLE V
CAPITAL STOCK

Section 5.1.          The total number of shares of all classes of capital stock that the Corporation has authority to issue is one billion (1,000,000,000) shares of capital stock, $0.0001 par value, having an aggregate par value of one hundred thousand dollars ($100,000).  All of the authorized shares of the Corporation’s capital stock are initially classified as “Common Stock.”  The Board of Directors of the Corporation may classify or reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or (subject to the purposes of the Corporation) terms or conditions for the redemption of such shares of stock.
Section 5.2.          No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directions may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.
Section 5.3.          When the Corporation receives the consideration for which shares of stock are to be issued, such shares shall be fully paid and nonassessable.
Section 5.4.          The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Common Stock of the Corporation:
1.          No shares of the Corporation’s Common Stock shall have any conversion or exchange rights or privileges or have cumulative voting rights.
2.          Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation’s stock, and other distributions may be paid on the Common Stock of the Corporation at such time, in such manner and in such amounts as the Board of Directors may deem advisable.
3.          Unless otherwise provided in these Articles or limited by a fundamental policy set forth in a registration statement of the Corporation filed with the SEC, each share of Common Stock shall be entitled to one vote and, except as otherwise provided in these Articles or in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.  Nothing in these Articles shall be deemed to prohibit the Board of Directors, through articles supplementary establishing the rights and privileges of any class, from granting to one or more classes of stock the exclusive right to elect one or more directors of the Corporation.  Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by a written consent of stockholders to the extent permitted by law.
4.          In the event of the liquidation or dissolution of the Corporation, the holders of the Common Stock shall be entitled to receive all the net assets of the Corporation not attributable to other classes of capital stock through any preference.  The assets so distributed shall be distributed among such stockholders in proportion to the number of shares of Common Stock held by them and recorded on the books of the Corporation.

Section 5.5.          Fractional Shares.          The Corporation may issue and sell fractions of shares of capital stock having pro rata all the rights of full shares, including, without limitation, the right to vote and to receive dividends, and wherever the words “share” or “shares” are used in these Articles or the Bylaws of the Corporation, they shall be deemed to include fractions of shares where the context does not clearly indicate that only full shares are intended.
Section 5.6.          Certificates.          The Corporation shall not be obligated to issue certificates representing shares of capital stock of any class or series.  Upon request by a stockholder, the Corporation shall provide to the stockholder, without charge, the information required by the MGCL.
ARTICLE VI
BOARD OF DIRECTORS

The Corporation shall have at least three directors; provided that if there is no stock outstanding, the number of directors may be less than three but not less than one.  Joseph V. Amato, Brian Kerrane, and Claudia A. Brandon shall act as directors of the Corporation until the first annual meeting or until their successors are duly chosen and qualified.  Except for the initial Board of Directors, the Board of Directors shall at all times be divided as equally as possible into three classes of directors designated Class I, Class II, and Class III.  The terms of office of Class I, Class II, and Class III directors shall expire at the annual meetings of stockholders held in 2024, 2022, and 2023, respectively, and at each third annual meeting of stockholders thereafter.

ARTICLE VII
MANAGEMENT OF THE AFFAIRS OF THE CORPORATION

Section 7.1.          All corporate powers and authority of the Corporation shall be vested in and exercised by the Board of Directors except as otherwise provided by statute, these Articles or the Bylaws of the Corporation.
Section 7.2.          The Board of Directors shall have the exclusive power to adopt, alter, or repeal the Bylaws of the Corporation, except to the extent the Bylaws specifically provide otherwise.
Section 7.3.          The Board of Directors shall have the power to determine whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the Corporation (other than the stock ledger) shall be open to inspection by stockholders.  No stockholder shall have any right to inspect any account, book, or document of the Corporation except to the extent required by statute or the Bylaws.
Section 7.4.          The Board of Directors shall have the power to determine, in accordance with generally accepted accounting principles, the Corporation’s net income, its total assets and liabilities, and the net asset value of the shares of capital stock of the Corporation.  The Board of Directors may delegate such power to any one or more of the directors or officers of the Corporation, its investment manager, administrator, custodian, or depository of the Corporation’s assets, or another agent of the Corporation appointed for such purposes.  Different classes or series of capital stock may have different net asset values.

Section 7.5.          Derivative Litigation.  To the maximum extent permitted by law, the following restrictions shall apply to stockholder derivative actions:

1.
No stockholder(s) may maintain a derivative action unless those stockholders(s) beneficially own at least five percent (5%) of the outstanding shares of capital stock of the Corporation, or five percent (5%) of the outstanding shares of the class or series of capital stock to which the action relates, except that no ownership threshold applies with respect to claims brought under the federal securities laws.  For purposes of the preceding sentence, the stockholder(s) must be parties to the lawsuit and not merely members of a putative or actual class.

2.
No stockholder derivative action may be maintained unless a stockholder has first made a demand on the Board of Directors.  This requirement shall apply in all cases without any exception, including claims of futility, other than for matters involving irreparable harm to the Corporation.  The Board of Directors may delegate consideration of the demand to a special litigation committee.  A decision by a majority of the members of the Board of Directors or such committee, including in each case a majority of the members who are deemed to be “independent” and “disinterested” pursuant to Section 2-405.3(b) of the MGCL or a successor provision thereto, not to bring, or to seek termination of, a derivative action shall be conclusive and shall terminate the right of the stockholder(s) to bring or maintain the action.  Except with respect to claims brought under the federal securities laws, reasonable expenses, including reasonable attorney’s fees, shall be assessed against a stockholder who brings a derivative action without merit.

3.	Any additional requirements for or restrictions on stockholder derivative lawsuits involving the Corporation imposed by applicable law shall continue to apply and shall remain controlling.

Section 7.6.          Forum for Litigation.  The federal or state courts in Maryland shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of a breach of these Articles or the Corporation’s Bylaws or a claim of breach of fiduciary duty to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising under the MGCL or these Articles or the Corporation’s Bylaws, (iv) any other action asserting a claim by stockholders which is governed by the internal affairs or an analogous doctrine, and (v) any other action over which the federal or state courts in Maryland could exercise subject matter and personal jurisdiction.  Any stockholder who files an action in breach of the forum selection requirement of the preceding sentence shall be liable for all reasonable costs incurred by the Corporation in enforcing such requirement, including, without limitation, reasonable attorney’s fees, as determined by the Board of Directors.

To the maximum extent permitted by law, the sole and exclusive forum for any putative or actual class action that is outside the scope of actions described above and that involves the Corporation and one or more of its stockholders shall be the United States District Court for the Southern District of New York.

Section 7.7.          In any action commenced by a stockholder against the Corporation or any class or series of stock thereof, against its Board of Directors or officers, or as a derivative action on behalf of the Corporation or any class or series of stock thereof, there shall be no right to a jury trial. THE RIGHT TO A TRIAL BY JURY IS EXPRESSLY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

Section 7.8.          The provisions in Sections 7.5, 7.6, and 7.7 above are terms and conditions of each share of capital stock of the Corporation.  Any person or entity purchasing or otherwise acquiring any interest in capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of Section 7.5, 7.6, and 7.7 of Article VII.

Section 7.9.          The enumeration and definition of particular powers of the Board of Directors included in this Article VII shall in no way be limited or restricted by reference to or inference from the terms of any other provision of these Articles, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the general laws of the State of Maryland now or hereafter in force.

ARTICLE VIII
STOCKHOLDER LIABILITY

Except to the extent otherwise provided in these Articles, the stockholders shall not be liable to any extent for the payment of any debt of the Corporation.
ARTICLE IX
MAJORITY OF VOTES

Except as otherwise provided in these Articles, and notwithstanding any provision of Maryland law requiring approval by a greater proportion than a majority of the votes of all classes or of any class of stock entitled to be cast in order to take or authorize any action, any action requiring stockholder approval under the MGCL by a greater proportion than a majority of the votes entitled to be cast may be taken or authorized by the Corporation upon the affirmative vote of a majority of the votes of all classes (or when the Corporation is required to obtain a vote by separate classes, of each such class) entitled to be cast thereon.
ARTICLE X
CERTAIN TRANSACTIONS

Section 10.1.          Notwithstanding any other provision of these Articles, and subject to the exception provided in Section 10.4 of this Article, a transaction or proposal described in Section 10.3 of this Article shall require (1) the approval of the Board of Directors, including a majority of the directors who are not “interested persons” of the Corporation, as that term is defined in the 1940 Act (except for a proposal described in Section 10.3.5 of this Article, which shall require the approval of seventy-five percent (75%) of the entire Board) and (2) the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of capital stock of the Corporation.  Notwithstanding any other provision in these Articles, the foregoing stockholder voting requirement shall be in addition to, and not in lieu of, any vote of stockholders of the Corporation otherwise required by law (including, without limitation, any separate vote by a class or series of capital stock that may be required by the 1940 Act or the MGCL), by the terms of any class or series of capital stock that is now or hereafter authorized, or by any agreement between the Corporation and any national securities exchange.

Section 10.2.          For purposes of this Article X, the term “Principal Stockholder” shall mean any corporation, person, entity, or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (“1934 Act”)), which is the beneficial owner, directly or indirectly, of more than five percent (5%) of the outstanding shares of capital stock of the Corporation and shall include any Affiliate or Associate (each as defined below) of a Principal Stockholder.  For the purposes of this Article X, in addition to the shares of capital stock which a corporation, person, entity, or group (each, a “PS Holder”) beneficially owns directly, any PS Holder shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation (1) which the PS Holder has the right to acquire pursuant to any agreement or upon exercise of conversion rights or warrants, or otherwise, or (2) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (1) above), by any other corporation, person, entity, or group (a) which is the PS Holder’s Affiliate or Associate (each as defined below) or (b) with which the PS Holder or its Affiliate or Associate (each as defined below) has any agreement, arrangement, or understanding, whether written or oral, for the purpose of acquiring, holding, voting, or disposing of capital stock of the Corporation.  For purposes of this Article X, the calculation of the Corporation’s outstanding shares of capital stock shall not include shares deemed owned through application of clause (1) above, the term “Interested Party” shall mean any person, other than an investment company advised by the Corporation’s initial investment manager or any of its Affiliates, that enters, or proposes to enter, into a Business Combination (as defined below) with the Corporation, and the terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the 1934 Act.
Section 10.3.          This Article shall apply to the following:
1.	A merger, consolidation, or statutory share exchange of the Corporation with or into any other corporation or entity, including a trust or an open-end registered investment company;
2.
The issuance of any securities of the Corporation to any Principal Stockholder for cash, except as part of an offering in which the Principal Stockholder has no special right to participate as compared to (a) other holders of the same class or series of stock, or (b) investors generally;

3.
The sale, lease, exchange, mortgage, pledge, transfer, or other disposition by the Corporation (in one or a series of transactions in any 12-month period) to or with any Principal Stockholder of any assets of the Corporation having an aggregate fair market value of $1,000,000 or more, except for portfolio transactions (including pledges of portfolio securities in connection with borrowings) effected by the Corporation in the ordinary course of business, tender offers, and transactions effected in connection with leverage;
4.
The issuance or transfer by the Corporation (in one or a series of transactions in any 12-month period) of any securities of the Corporation to any person or entity for cash, securities, or other property or assets (or combination thereof) having an aggregate fair market value of $1,000,000 or more, excluding (a) issuances or transfers of debt securities of the Corporation, (b) sales of securities of the Corporation in connection with a public offering, (c) issuances of securities of the Corporation pursuant to a dividend or distribution reinvestment plan adopted by the Corporation, (d) issuances of securities of the Corporation upon the exercise of any stock subscription rights distributed by the Corporation, (e) issuances of securities of the Corporation for the purposes of leverage, and (f) portfolio transactions effected by the Corporation in the ordinary course of business (a transaction within clause (1), (2), or (3) above, or this clause (4) being a “Business Combination”);

5.
Any stockholder proposal as to a specific investment decision made or to be made with respect to the Corporation’s assets as to which stockholder approval is required, unless a lesser proportion of the votes of all classes or any class of capital stock than the proportion required by this Article is required under federal or Maryland law;

6.
Any transaction between the Corporation and a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the 1934 Act), that is entitled (or controls, is controlled by, or is under common control with a person or group that is entitled) to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, of ten percent (10%) or more of the voting power in the election of directors generally;

7.	The conversion of the Corporation from a closed-end investment company to an open-end investment company;
8.	A change in the nature of the business of the Corporation so that it would no longer be an investment company registered under the 1940 Act; or
9.	The liquidation or dissolution of the Corporation or an amendment to the Articles to terminate the Corporation’s existence.
Section 10.4.          The provisions of this Article shall not apply to any transaction or proposal described in Section 10.3 of this Article (other than a proposal described in Section 10.3.5) if such transaction is authorized (1) by seventy-five percent (75%) of the entire Board of Directors, including a majority of the directors who are not “interested persons” of the Corporation, as that term is defined in the 1940 Act and (2) by seventy-five percent (75%) of the

Continuing Directors.  For purposes of this Article, the term “Continuing Director” shall mean any director who (1) has been a director for a period of at least eighteen (18) months, during no part of which time he or she has been an Interested Party or an Affiliate of an Interested Party, (2) has been a director since the Corporation’s initial public offering of its Common Stock, or (3) is a successor to a Continuing Director who is unaffiliated with an Interested Party and was elected or nominated to succeed the Continuing Director by a majority of the other Continuing Directors then in office.
Section 10.5.          For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the Bylaws of the Corporation.  Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Corporation only to the extent required by Section 2-502 of the MGCL, or a successor provision thereto, and the Bylaws of the Corporation.
ARTICLE XI
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 11.1.          Limitation on Liability. To the maximum extent permitted by applicable law (including the laws of the State of Maryland and the 1940 Act) as currently in effect or as it may hereafter be amended:
1.	No director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages; and
2.
The Corporation shall indemnify and advance expenses as provided in the Bylaws of the Corporation to its present and past directors, officers, employees and agents, and persons who are serving or have served at the request of the Corporation in similar capacities for other entities, provided, however, that the transfer agent of the Corporation or of another such entity shall not be considered an agent for these purposes, unless expressly deemed to be such by the Corporation’s Board of Directors in a resolution referring to this Article.

Section 11.2.          No amendment, alteration or repeal of this Article or the adoption, alteration or amendment of any other provision of these Articles or the Bylaws of the Corporation inconsistent with this Article, shall adversely affect any limitation on liability or indemnification of any person under this Article with respect to any actual or alleged act or failure to act which occurred prior to such amendment, alteration, repeal or adoption.
ARTICLE XII
AMENDMENTS; CERTAIN TRANSACTIONS; LIMITED PERIOD OF EXISTENCE

Section 12.1.          Right of Amendment.  Except as set forth below and subject to the authority granted to the Board of Directors to adopt articles supplementary pursuant to Article V hereof and to amend provisions of these Articles without stockholder approval as provided by the laws of the State of Maryland, any provision of these Articles may be amended, altered or repealed only upon the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation.  Any amendment, alteration or repeal of Articles VI, VII, X, XI, XII, XIII, shall require the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of capital stock of the Corporation.
ARTICLE XIII
LIMITED PERIOD OF EXISTENCE
Section 13.1.          Limited Period of Existence. Unless (i) earlier dissolved in accordance with the MGCL, (ii) the duration is extended upon the occurrence of the event(s) set forth in Section 13.2 of this Article XIII, or (iii) the events set forth in Section 13.3 of this Article XIII shall have occurred, the Corporation shall have a limited period of existence and shall cease to exist at the close of business on May 26, 2033 (as such date may be extended pursuant to Section 13.2 of this Article XIII, the “Termination Date”). Notwithstanding anything in the foregoing to the contrary, to the extent then required by the MGCL, the Corporation shall continue to exist until the conditions set forth in Section 3-519(a) of the MGCL have been fulfilled.
Section 13.2.          The Termination Date may be extended (i) once for up to one year (i.e., up to May 26, 2034) and, subsequently, (ii) for up to an additional six months (i.e., up to November 26, 2034), in each case upon the affirmative vote of a majority of the Board of Directors and without the approval of Common Stockholders (in the event of any such extension, the termination date shall be referred to as the “Extended Termination Date” and the later of the Termination Date and the Extended Termination Date is referred to as the “Termination Date”), provided that the Corporation shall give notice to the stockholders and file a Certificate of Notice with the State Department of Assessments and Taxation of Maryland (“SDAT”) to disclose the occurrence of such event resulting in an extension of the limited period of existence.

Section 13.3.          If (i) the Corporation completes an Eligible Tender Offer (as defined below) and (ii) a majority of the Board of Directors votes in favor of extending the Corporation’s limited period of existence to have perpetual existence, the Corporation shall have perpetual existence.

Section 13.4.          In any event, whether the Termination Date is (i) extended in accordance with Section 13.2 of this Article XIII, (ii) the Board of Directors determines to complete an Eligible Tender Offer and to extend the Corporation’s limited period of existence in accordance with Section 13.3 of this Article XIII resulting in the Corporation having a perpetual existence, or (iii) the Corporation determines to not complete an Eligible Tender Offer resulting in the Corporation being terminated on the Termination Date, the Corporation shall give notice to the stockholders and file a Certificate of Notice with the SDAT to disclose the occurrence or nonoccurrence of such event(s). Such notice and/or Certificate of Notice shall be given and/or filed with the SDAT at least thirty (30) days prior to the then-current Termination Date.

Section 13.5.          As used in this Article XIII: “Eligible Tender Offer” means a tender offer by the Corporation as approved by the Board of Directors to purchase 100% of the then-outstanding Common Stock of the Corporation at a price equal to the net asset value per share of

Common Stock determined in accordance with the terms set forth in the tender offer, which tender offer shall have an expiration date within the twelve months preceding the Termination Date; provided, however, that such tender offer shall be terminated, and no shares of Common Stock shall be repurchased pursuant to such tender offer, if the number of properly tendered shares of Common Stock in such tender offer would result in the Corporation’s net assets totaling less than $200 million immediately following the tender offer. Notwithstanding any other provision of the Charter to the contrary, the Corporation may conduct an Eligible Tender Offer upon the action of a majority of the entire Board of Directors, without a vote of the stockholders of the Corporation.

THIRD: The amendment to and restatement of the Charter as hereinabove set forth has been advised and approved by the Board of Directors.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the Charter.

FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the Charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VI of the foregoing amendment and restatement of the Charter.

SEVENTH: No stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval.

EIGHTH: The undersigned President acknowledges these Second Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, I have signed the Second Articles of Amendment and Restatement and acknowledge the same to be my act on this 18th day of May, 2021.

By: /s/ Joseph V. Amato
President

ATTEST

By:   /s/ Claudia A. Brandon
         Secretary

The undersigned, the President of Neuberger Berman Next Generation Connectivity Fund Inc., who executed on behalf of the Corporation the foregoing Second Articles of Amendment and Restatement of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Second Articles of Amendment and Restatement to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By:   /s/ Joseph V. Amato
         President

Resident Agent in Maryland:  CSC–Lawyers Incorporating Service Company

By: /s/ Amy Mellinger, M.A. Asst. V.P.
Authorized Representative